IEC Electronics Corp.

Summary of 2013 Long-Term Incentive Plan

The purpose of the Company's Long-Term Incentive Plan ("LTIP") is to motivate the Company’s executive officers and certain designated key employees (collectively, the "Participants") to enhance the long-term value of the Company by aligning their interests with those of the stockholders. The LTIP is also designed to help attract and retain talented personnel with outstanding abilities and skills. The Company’s Chief Financial Officer is not eligible for awards under the 2013 LTIP.

The LTIP provides for awards of restricted stock (“Awards”) to be made under the Company’s 2010 Omnibus Incentive Compensation Plan ("2010 Plan"), to enable and encourage the Participants to increase their ownership in the Company by rewarding achievement of a high level of corporate financial performance through providing opportunities to participate in stockholder gains. The LTIP for fiscal 2013 was approved by the Compensation Committee on November 21, 2012.

The LTIP measures Company performance over a one-year fiscal period and the Award is paid out at the end of the fiscal period based on the attainment of annual performance goals, measured company-wide, and pre-established by the Compensation Committee. The Compensation Committee has established a single performance goal (“Goal”) for fiscal 2013, revenue growth, which is the metric that the Compensation Committee believes is key to building long-term stockholder value. Revenue growth was chosen as an objective measure of building long-term stockholder value because it best captures the nature of the Company’s business strategy. IEC’s customers seek contract manufacturing partners that provide high quality, long-term stable capabilities that enhance their supply chain. Establishing and growing these relationships requires several years to build trust, and once that trust is established, these relationships can extend over several years. Moreover, potential customers often rely on IEC’s current customers as tangible signals of IEC’s capabilities. Growing revenues today generates future revenues and hence future value for the shareholders.

The Compensation Committee also has established:

(i)       a minimum plan entry performance level (“Minimum”), set at a level in excess of prior fiscal year achievement to assure that stockholders receive the first portion of the benefit of increased value, and

(ii)      a target performance level (“Target”), based on the Company budget.

If the Goal is achieved at Target, the respective Participants will earn Awards with a value equal to the following percentages of base salary: (i) for the CEO – 60%, (ii) for the President – 55%, (iii) for the EVP – 55% and (iv) for other Participants – 20%. If performance is less than the Target, but at least the Minimum, the Award will be pro rated, using a calculation base of 50% of the Award at Target for achievement at exactly the Minimum. If the Target is surpassed, the Award at Target will increase pro rata up to a cap of 200% of the Target level Award. The Compensation Committee has the right to review and consider performance above the 200% cap. No Award will be made if the Minimum is not achieved.

The equivalent dollar value of each Award, as calculated based on the applicable percentage of base salary, is the “Calculated Value”. Each Award will be number of shares of restricted stock equal to the Calculated Award divided by the average closing price of the Company’s common stock on the NYSE MKT for all trading days falling within the period beginning July 1, 2013 and ending September 30, 2013.

After the end of the fiscal year, the Compensation Committee will determine the extent to which the Goal has been achieved and approve the amount of the Equity Award to be paid to each Participant. However, (i) based on his evaluation of a Participant’s performance, the CEO may recommend that the Calculated Value for that Participant be modified by plus or minus up to 25%, and (ii) the Compensation Committee may recommend that the Calculated Value for the CEO be modified by plus or minus up to 25%. Use of the modification factor is not expected to be an annual event. All modifications to a Calculated Value for any Participant must be approved by the Compensation Committee. Additionally, any modification to the Calculated Value for the CEO must be approved by the independent members of the Board of Directors.

All Awards shall be evidenced by a Restricted Stock Award Agreement in the manner set forth in 2010 Plan. Each Award will be subject to a five-year period of restriction designed to provide a retention incentive, and until earned through vesting the restricted stock may not be sold or otherwise transferred. As to one half (1/2) of the restricted shares, the restrictions will lapse and the shares will vest on the date four (4) years after the date the Award is granted. As to the other one half (1/2) of the shares, the restrictions will lapse and the shares will vest on the date five (5) years after the date the Award is granted. If a Participant's employment with the Company is terminated for any reason whatsoever, other than death, disability, retirement or change in control, before the lapse of the restrictions, the unvested restricted stock will be deemed forfeited by the Participant and will be returned to or cancelled by the Company. The Restricted Stock Award Agreements may contain such other terms and conditions deemed appropriate by the Compensation Committee. Such provisions need not be uniform among all grants of Awards among all Participants.

Awards earned as provided above generally will be made within fifteen (15) days after receipt by the Company of the audited financial statements for fiscal 2013. In order to receive an Equity Award, a Participant must be an employee of the Company on the date such Equity Award is granted. For purposes of the LTIP, the grant date is the date on which the Compensation Committee approves the Equity Awards for all Participants except the Chief Executive Officer, for whom the grant date will be the date on which the independent director members of the Board approve the Equity Award.

The Compensation Committee reserves the right in its discretion to modify categories or goals. In addition, (i) the Compensation Committee may adjust the plan for non-operating events that affect goals, and (ii) the Performance Goals set forth in the 2013 LTIP are based upon the organic growth of the Company. The impact of acquisitions will be reviewed separately by the Compensation Committee.

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